EXHIBIT 99.1


     Contacts:     Paul Vetter           Peter Gove         Steve Wilson
                   Investor Relations    Media Relations    V.P. Finance & CFO
                   (612) 481-7791        (612) 481-7790     (612) 481-7542

Pacific Dunlop contacts:                 Rod Chadwick       Martin Hudson
                                         011-613-92707150   011-613-92707102

Telectronics contact:                    Larry Wettlaufer
                                         (303) 799-2460


                ST. JUDE MEDICAL TO ACQUIRE TELECTRONICS, MEDTEL
                         AND SETTLE INTERMEDICS DISPUTE

St. Paul, Minnesota, October 23, 1996 - - St. Jude Medical, Inc. (NASDAQ/NNM:STJM) announced today it has signed definitive agreements (1) to acquire from Telectronics Pacing Systems, Inc. of Englewood, Colorado, a wholly owned subsidiary of Pacific Dunlop, Ltd., substantially all of its cardiac rhythm management (CRM) assets; (2) to acquire Medtel, an Asia-Pacific medical products distribution business which is also related to Pacific Dunlop; and (3) to acquire certain intellectual property rights from Intermedics, Inc., a Freeport, Texas unit of SulzerMedica, Inc. and settle disputes between Intermedics and Ventritex, Inc. All are cash transactions. The Intermedics agreement facilitates the acquisition by St. Jude Medical of Telectronics and Ventritex, Inc., which was also announced today.

St. Jude Medical will pay $135 million in cash for the assets of Telectronics and Medtel and $25 million for the Intermedics agreement, for a total of $160 million. The Telectronics agreement also includes an earnout provision tied to future pacing sales which could result in additional payments of up to $40 million over six years if certain revenue milestones are achieved. The Telectronics transaction is subject to government review and is expected to close late this year.

Among the assets St. Jude Medical is acquiring from Telectronics are extensive intellectual property assets, important patent cross-licensing agreements, advanced bradycardia technology and global sales and marketing presence.

Liability for all Telectronics products manufactured or sold prior to the closing of the transaction will not pass to St. Jude Medical. This includes all liability related to its Accufix(TM) pacemaker leads. Telectronics has opened the Accufix Research Institute in Englewood, Colorado, to deal with all matters related to these lead products. St. Jude Medical will not manufacture these lead products nor have any role in the management of the Accufix Research Institute.

The Intermedics agreement provides that upon the completion of St. Jude Medical's acquisition of Telectronics, Pacesetter, a St. Jude Medical subsidiary and Telectronics will provide a royalty-free patent license to Intermedics for cardiac stimulation devices. Intermedics will provide Pacesetter and Telectronics with a royalty-free patent license for cardiac stimulation devices. In addition, Pacesetter will grant Intermedics a sublicense under Pacesetter's patent license agreement with Angeion, Inc., which will provide Intermedics with a license to certain Angeion patents.

Upon completion of St. Jude Medical's planned acquisition of Ventritex, the agreement provides that Ventritex patents will be included in Pacesetter's license to Intermedics and Intermedics' patent license to Pacesetter will also apply to Ventritex products. In addition, all legal actions pending between Intermedics and Ventritex as well as between Intermedics and Pacesetter will be settled.

Commenting on the agreements, Ronald A. Matricaria, St. Jude Medical Chairman, President and CEO, said, "We are making the Telectronics acquisition because of our high regard for Telectronics' extensive intellectual property portfolio; history of technological innovation, including minute ventilation sensor technology and automatic mode switching; and experienced sales organization. Despite a difficult challenge with certain pacemaker leads over the past two years, Telectronics has a well deserved reputation for innovation and customer support. We will move immediately upon completion of the transaction to implement a comprehensive plan that takes advantage of the strengths of both organizations to realize the significant synergies available from this business combination.

"The Medtel distribution transaction is an investment in our Asia-Pacific infrastructure and will assist us in achieving a long-standing strategic objective of significantly expanding our direct sales and marketing presence in that region of the world," Matricaria added.

"The patent cross-license and litigation settlement among Pacesetter, Intermedics and Ventritex resolves issues which have consumed significant amounts of management time and financial resources for all of these companies. With this settlement in hand, St. Jude Medical will be able to focus its efforts going forward on effectively integrating these businesses and expanding our participation in the worldwide cardiac rhythm management business," Matricaria concluded.

St. Jude Medical, Inc. (www.sjm.com) develops, manufactures and distributes medical devices for the global cardiovascular market. The Company serves patients and its physician customers worldwide with the highest quality products and services including heart valves, cardiac rhythm management systems, specialty catheters and other cardiovascular devices.